                                                       Registration No.33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                DOVER CORPORATION
             (Exact name of registrant as specified in its charter)

       Delaware                                               53-0257888
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            Identification No.)

                    280 Park Avenue, New York, New York 10017
          (Address of principal executive offices, including Zip Code)

                                DOVER CORPORATION
                        1995 INCENTIVE STOCK OPTION PLAN
                                       AND
                          1995 CASH PERFORMANCE PROGRAM
                            (Full title of the Plan)

                             ROBERT G. KUHBACH, ESQ.
                  Vice President, General Counsel and Secretary
                                Dover Corporation
                    280 Park Avenue, New York, New York 10017
                     (Name and address of agent for service)

                                 (212) 922-1640
           Telephone number, including area code, of agent for service

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                                   Proposed              Proposed
        Title of                               Amount               maximum               maximum           Amount of
      securities to                             to be            offering price          aggregate        registration
      be registered                         registered (1)       per share (2)      offering price (2)         fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share    20,000,000 shares         $35.25         $705,000,000.00        $207,975.00
------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement also covers such indeterminable number of additional shares of Common Stock as may become deliverable as a result of stock splits, stock dividends or similar transactions in accordance with the provisions of the Plan.

2) Determined pursuant to Rule 457(h) under the Securities Act of 1933 solely for purposes of calculating the registration fee and based upon the average of the high and low prices of the Common Stock on February 3, 1998 as reported in the consolidated reporting system.

                                    PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents, descriptions, amendments and reports filed with the Securities and Exchange Commission (the "Commission") by Dover Corporation ("Dover" or the "Company") are incorporated by reference into this Registration
Statement:

                  (a) Dover's Annual Report on Form 10-K for the year ended December 3l,1996;

                  (b) All other reports filed by Dover pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 3l, 1996; and

                  (c) The description of the Company's Common Stock contained in the Company's registration statement filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by Dover pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered pursuant hereto have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the "DGCL") generally provides that a corporation is empowered to indemnify any person who was or is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving, at the request of the Registrant, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This statute describes in detail the right of the Company to indemnify any such person. Article XII of the By-Laws of the Company provides for indemnification against all expense, liability and loss (including attorney's fees and amounts paid in settlement) reasonably incurred or suffered, to the fullest extent authorized by the DGCL, of directors, officers, employees and agents of the Company (or who is or was serving at the request of the Company in any such capacities of another corporation or other enterprise) who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of such service, whether the alleged basis is an action in such capacity or in any other capacity. Article SEVENTEENTH of the Restated Certificate of Incorporation of the Company, as amended, eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted under the DGCL.

        The Company has in effect a policy insuring itself, its subsidiaries and their respective directors and officers, to the extent they may be required or permitted to indemnify such officers or directors, against certain liabilities arising from acts or omissions in the discharge of their duties that they shall become legally obligated to pay. The policy is for a period ending November 5, 1999 and provides a maximum coverage of $35 million and (subject to certain enumerated exclusions) covers 100% of all losses above the deductible amount of $5,000 per director or officer.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not Applicable.

ITEM 8. EXHIBITS

 4.1    Restated Certificate of Incorporation and Amendments thereto, filed as
        Exhibit 3(a) to Form 10-K for year ended December 3l, 1989, is incorporated by reference.

 4.2 By-laws, as amended, filed as Exhibit 3(b) to Form 10-K for year ended December 3l, 1996, is incorporated by reference.

 5      Opinion of General Counsel.

 23.1   Consent of Coopers & Lybrand L.L.P.

 24     Powers of Attorney (included on the signature page hereof).

ITEM 9. UNDERTAKINGS

        Dover hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

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
            (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Dover pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Dover hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Dover's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Dover pursuant to the foregoing provisions, or otherwise, Dover has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Dover of expenses incurred or paid by a director, officer or controlling person of Dover in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Dover will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


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
                                   SIGNATURES

           PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT, CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-S AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON FEBRUARY __, 1998.

                                     DOVER CORPORATION

                                     By: /s/ Thomas L. Reece
                                         ------------------------------
                                         Thomas L. Reece, President
                                         and Chief Executive Officer

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints John F. McNiff, Alfred Suesser and Robert G. Kuhbach, and each of them, with full power of substitution and resubstitution, as attorneys or attorney to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file with the Securities and Exchange Commission the same, with all exhibits thereto, and any and all applications or other documents to be filed with the Securities and Exchange Commission pertaining thereto, with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, hereby ratifying and confirming all that said attorneys, and any of them and any such substitute, may lawfully do or cause to be done by virtue hereof.

            PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

      Signature                                         Title                                         Date
/s/ Thomas L. Reece                      President and Chief Executive Officer &              February 5, 1998
------------------------------           Director (Principal Executive Officer)
Thomas L. Reece


/s/ John F. McNiff                       Treasurer (Principal Financial Officer)              February 5, 1998
------------------------------           & Director
John F. McNiff


/s/ Alfred Suesser                       Controller (Principal Accounting Officer)            February 5, 1998
------------------------------
Alfred Suesser


/s/ David H. Benson                      Director                                             February 5, 1998
------------------------------
 David H. Benson


/s/ Magalen O. Bryant                    Director                                             February 5, 1998
------------------------------
 Magalen O. Bryant

/s/ Jean-Pierre M. Ergas                 Director                                             February 5, 1998
-------------------------
 Jean-Pierre M. Ergas


/s/ Roderick J. Fleming                  Director                                             February 5, 1998
------------------------
 Roderick J. Fleming


/s/ John F. Fort                         Director                                             February 5, 1998
-----------------
 John F. Fort


/s/ James L. Koley                       Director                                             February 5, 1998
-------------------
 James L. Koley


/s/ Anthony J. Ormsby                     Director                                             February 5, 1998
---------------------
 Anthony J. Ormsby


/s/ Gary L. Roubos                       Director                                             February 5, 1998
-------------------
 Gary L. Roubos

                                 EXHIBIT INDEX

Exhibit                                                                            Sequentially
Number                                                                             Numbered Page
4.1   Restated Certificate of Incorporation and Amendments thereto, filed as
      Exhibit 3(a) to Form 10-K for year ended December 31, 1989, is incorporated by reference.

4.2   By-laws, as amended, filed as Exhibit 3(b) to Form 10-K for year ended
      December 31, 1996, is incorporated by reference.

5     Opinion of General Counsel.

23.1  Consent of Coopers & Lybrand L.L.P.


24.1  Powers of Attorney (included on the signature page hereof).